Exhibit 4.12

SECOND AMENDMENT
TO THE
CARDINAL HEALTH 401(K) SAVINGS PLAN
(As amended and restated January 1, 2011)

Background Information

A.
Cardinal Health, Inc. (“Cardinal Health”) previously adopted and currently maintains the Cardinal Health 401(k) Savings Plan (the “Plan”) for the benefit of employees of Cardinal Health and its subsidiaries and affiliates.

B.	Section 12.02 of the Plan permits the amendment of the Plan at any time.

C.
The Cardinal Health, Inc. Financial Benefit Plans Committee (the “Committee”) is authorized to make certain amendments to the employee benefits plans maintained by Cardinal Health and the subsidiaries and affiliates of Cardinal Health, Inc., including the Plan, and is authorized to approve amendments regarding the administration of the Plan in accordance with the authority delegated by the Human Resources and Compensation Committee of the Board of Directors of Cardinal Health.

D.
The Committee desires to amend the Plan to reflect and clarify current administrative practices in connection with the transition of the Plan’s Trust and administrative recordkeeping to Wells Fargo Bank, N.A., as well as to correct minor typographical errors in the current restated Plan document.

Amendment of the Cardinal Health 401(k) Savings Plan

The Plan is hereby amended as set forth below, effective as of October 16, 2012.

1.	Section 1.07 of the Plan, “Catch-Up Account,” is hereby amended to read as follows:

“That portion of a Participant’s Compensation Deferral Account credited with Catch-Up Contributions under Section 3.04.B. and adjustments relating thereto.”

2.	Section 1.11 of the Plan, “Compensation Deferral Account,” is hereby amended to read as follows:

“That portion of a Participant’s Account credited with Compensation Deferral Contributions under Section 3.04.A. and Catch-Up Contributions under Section 3.04.B., and adjustments relating thereto.”

3.	Section 1.37 of the Plan, “Rollover Account,” is hereby amended to correct the reference therein to “Section 3.12” to instead refer to “Section 3.13.”

4.	The second through fourth sentences of Section 3.01 of the Plan, “Individual Accounts,” are hereby amended to read as follows:

“Each Account shall be divided into separate subaccounts for “Compensation Deferral Contributions,” (including Catch-Up Contributions, if any), “Non-Safe Harbor Matching Contributions,” “Safe Harbor Matching Contributions,” “Employer Contributions,” and “Special Contributions,” as defined below, and any other types of contributions, as identified in Schedule V hereto. If a Participant has made a “Rollover Contribution” or “Transfer Contribution,” as defined below, or if the Employer elects to make “Qualified Non-elective Contributions” or

“Qualified Matching Contributions,” as defined below, separate subaccounts shall be established for such contributions. Effective January 1, 2012, a separate subaccount shall also be maintained for each Participant’s “Roth Contributions,” if any (including Roth Catch-Up Contributions and Roth Rollover Contributions, if applicable).”

5.
Section 3.13 of the Plan, “Rollover and Transfer Contributions,” is hereby amended by moving the first sentence of the second paragraph thereof to be the last sentence of the first paragraph and then by deleting the balance of the second paragraph, thereby removing any reference to making a Rollover Contribution prior to becoming a Participant in the Plan, reflecting the fact that all Employees are immediately eligible to participate.

6.	Section 5.01 of the Plan, “Retirement,” is hereby amended to read as follows:

“Section 5.01    RETIREMENT. Subject to Sections 5.02C. and 5.05, upon a Participant’s Severance from Employment on or after attaining Normal Retirement Age, payment of the Participant’s Account shall commence to him (or to his Beneficiary if the Participant is deceased) as soon as administratively practicable after he (or his Beneficiary) files a claim for benefits in accordance with the procedures established by the Committee, as the same may be amended from time to time. If the Participant (or his Beneficiary) does not file a claim for benefits, payment shall in any event be made no later than the time required under Section 5.05. A Participant who remains in the employ of the Employer after attaining Normal Retirement Age shall continue to participate in Employer contributions and may also elect to defer distribution of his Account to any later date permitted under Section 5.05. The form of payment shall be the same as for other Severance from Employment distributions, as set forth in Sections 5.02 and 5.04 and Schedule III, as applicable.”

7.	Section 5.02.D. of the Plan, “Deferral of Distribution of Account Balance until Normal Retirement Age,” is hereby amended to read as follows:

“D.    Deferral of Distribution of Account Balance. If the Participant (and, if applicable, the Participant’s Spouse) does not file a claim for benefits in accordance with the procedures established by the Committee, as the same may be amended from time to time, and consent to the distribution in accordance with Section 5.02B., to the extent applicable, the Participant’s Account shall be held in trust until the earlier to occur of (1) the date that is as soon as administratively practicable following the date that the Participant files a claim for benefits in accordance with the procedures established by the Committee, as the same may be amended from time to time, or (2) the Participant’s Required Beginning Date, as defined in Section 1.36. At that time, the Participant’s Nonforfeitable Account Balance shall be paid in accordance with the provisions of this Article V; provided, however, if the Participant dies after his Severance from Employment but prior to commencing receipt of his Plan Account, then, upon notice of the death and application for benefits to the Administrative Committee filed by the Participant’s Beneficiary, the Nonforfeitable value of the Participant’s Account shall be paid to his Beneficiary in accordance with the provisions of Sections 5.05 and 5.06 of the Plan.

A Participant who has elected to delay receiving a distribution of his Account may elect to receive a distribution of his Nonforfeitable Account Balance as soon as administratively practicable by properly completing the appropriate distribution election forms or procedures. If no such election is made, the Participant’s Nonforfeitable Account Balance shall be paid as provided in Section 5.01 and 5.05.”

8.	Section 5.03.A. of the Plan, “Minimum Legal Distribution Requirements,” is hereby amended to read as follows:

“A.    Minimum Legal Distribution Requirements. Unless a Participant elects otherwise in writing, distribution of the Participant’s Nonforfeitable Account Balance shall commence no later than 60 days after the close of the Plan Year in which the latest of the following occurs:
(i)    the date the Participant attains Normal Retirement Age;
(ii)    the 10th anniversary of the date on which the Participant commenced participation in the Plan; or
(iii)    the date of the Participant’s Severance from Employment with the Employer.

Notwithstanding the above, except as provided in Sections 5.02.C.(i) or (ii) and 5.05, a Participant must file a claim for benefits before payment of his Nonforfeitable Account Balance will commence. However, payment of a Participant’s Nonforfeitable Account Balance shall begin to be made no later than the Participant’s Required Beginning Date.”

9.	Section 5.04 of the Plan, “Form of Benefit Payments,” is hereby amended by revising the introductory phrase to read as follows: “Subject to Schedule III, if applicable, and Section 5.05.C.,”.

10.	The second sentence of Section 5.05.C. of the Plan, “ Forms of Distribution,” is hereby amended to read as follows:

“If the Participant’s interest is not distributed in the form of an annuity purchased from an insurance company (if applicable) or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year, distributions will be made in installments sufficient to satisfy applicable Code requirements and in accordance with the provisions of Sections 5.05.D., 5.05.E., 5.05.F. and 5.05.G, as necessary.”

11.	Section 5.06 of the Plan, “Designation of Beneficiary,” is hereby amended by adding the following new paragraph to the end thereof:

“Notwithstanding the foregoing, all Participants in the Plan as of October 16, 2012, shall be required to file or complete a new designation of Beneficiary with the Benefits Group or the designated Plan Administrator on or before March 31, 2013, in accordance with the procedures established by the Benefits Group. From and after that date, any previously filed Beneficiary designations shall no longer be in force or effect and a Participant who has failed to file or complete a designation of Beneficiary between October 16, 2012 and March 31, 2013, shall be treated as having no designation of Beneficiary on file.”

12.	Section 5.11 of the Plan, “Lost Participant or Beneficiary,” is hereby amended by revising the second sentence thereof to read as follows:
“The amount of the forfeiture shall be treated as a forfeiture subject to Section 3.12 of the Plan.”

13.	Section 5.13.B. of the Plan is hereby amended to correct the reference therein to “Section 6.03” to instead refer to “Section 6.04.”

14.	Section 5.13.D. of the Plan is hereby amended, and a new subsection E. is hereby added to the Plan, reading as follows:

“D.
With respect to Compensation Deferral and Catch-up Contributions, effective January 1, 2009, pursuant to Code Section 414(u)(12)(B), a Participant performing services in the uniformed services (as defined in chapter 43 of title 38 of the United State Code) while on active duty for a period of more than 30 days shall be treated as having incurred a Severance from Employment for purposes of eligibility to receive a distribution from his Account attributable to Compensation Deferral and Catch-up Contributions during any period the Participant is performing services in the uniformed services while on active duty for a period of more than 30 days. However, if a Participant obtains a distribution according to the foregoing provision, such Participant’s Compensation Deferral, Roth, Catch-up, and Roth Catch-up Contributions to this Plan shall be suspended for six months following the date of distribution; and

E.
With respect to Compensation Deferral and Catch-up Contributions, effective January 1, 2010, a Participant who is a Qualified Reservist (by reason of being a member of a reserve component (as defined in Section 101 of Title 37 of the United States Code)) who was ordered or called to active duty for a period in excess of 179 days or for an indefinite period is eligible for a Qualified Reservist Distribution, as described in Section 6.07 of the Plan.”

15.	The first paragraph of Section 6.01 of the Plan, “Hardship Withdrawals,” is hereby amended to read as follows:

“Subject to the restrictions set forth in Section 5.13, upon the application of any Participant, the Administrative Committee, in accordance with a uniform, nondiscriminatory policy, may permit such Participant to withdraw all or a portion of the vested amounts then credited to his Compensation Deferral Account and Catch-Up Account and, effective January 1, 2012, Roth Account (in each case, excluding all trust earnings credited thereto), if the withdrawal is necessary due to the immediate and heavy financial need of the Participant.”

16.	Section 6.05.B.(i) of the Plan is hereby amended to revise clause (e) thereof to read as follows:

“and (e) any corrective distribution provided under Schedule IV of the Plan, if applicable.”

17.	The first sentence of Section 6.06.B., “Term of Loan,” is hereby amended to read as follows:

“The term of any loan shall be determined by mutual agreement between the Administrative Committee or Trustee and the Participant but shall, at a minimum, be 12 months in duration.”

18.	A new Section 6.07, “Qualified Reservist Distributions,” is hereby added to the Plan:

Section 6.07    QUALIFIED RESERVIST DISTRIBUTIONS. Effective as of January 1, 2010, any Participant who is a Qualified Reservist may withdraw the portion of his Account balance attributable to his own Compensation Deferral and Catch-Up Contributions regardless of age or employment status to the extent that such distribution is a “Qualified Reservist Distribution.” For purposes of this Section, a “Qualified Reservist Distribution” is:

A.	a distribution of Compensation Deferral and Catch-up Contributions;

B.	made to a Participant who is a Qualified Reservist who was ordered or called to active duty for a period in excess of 179 days or for an indefinite period; and

C.	made during the period beginning on the date of such order or call and ending at the close of the active duty period.

For purposes of this Section, a “Qualified Reservist” is an individual who is a member of a reserve component (as defined in Section 101 of Title 37 of the United States Code) ordered or called to active duty after September 11, 2001.

The following special rules apply to a Qualified Reservist Distribution:

E.	Exception from the 10% Excise Tax for Early Withdrawals. A Qualified Reservist Distribution shall be exempt from the 10% excise tax under Code Section 72(t) for early withdrawals.

F.
Qualified Reservist Distributions May be Contributed to an IRA. The Participant who receives a Qualified Reservist Distribution may, at any time during the two-year period beginning on the date after the end of the active duty period, make one or more contributions to an individual retirement account of such individual in an aggregate amount not to exceed the amount of such Qualified Reservist Distribution. The dollar limitations otherwise applicable to contributions to individual retirement accounts shall not apply to any contribution made pursuant to the preceding sentence; provided, however, that no deduction shall be allowed for any such contribution. In any event, the two-year period referred to above for making re-contributions of Qualified Reservist Distributions shall not end before August 17, 2008. In no event shall the Participant be permitted to re-contribute a Qualified Reservist Distribution to this Plan.

G.
Tie-Breaker Rule. If a Participant receives a distribution that satisfies the requirements to be a Qualified Reservist Distribution and a distribution described in Section 5.13.D., the distribution will be treated as a Qualified Reservist Distribution.”

19.	Schedule I of the Plan is hereby amended by the addition of the following to the end thereof:

“Medical Concepts Development, Inc.
(Effective August 13, 2012)”

20.	Schedule III of the Plan is hereby amended by replacing the reference to “Schedule IV” in the first sentence thereof to “Schedule V.”

21.	The fourth paragraph of Schedule III, Section C, is hereby amended to read as follows:

“If the Participant is unmarried or has waived the Preretirement Survivor Annuity in accordance with Section D, and dies before distribution of his Nonforfeitable Account Balance begins, distribution of the Participant's entire Nonforfeitable Account Balance shall be made in a single lump sum payment in cash by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.”

22.	Section A.(iii) of Schedule V of the Plan, “Special Rules Regarding Participants in the Owen Healthcare, Inc., 401(k) Savings Plan,” is hereby amended to read as follows:

“(iii)    A Participant employed by Owen on June 30, 1998 shall continue to be permitted to obtain in-service withdrawals from his Participant IRA Account in an amount equal to all or a portion of the amounts held in such Participant IRA Account.”

23.	Section B. of Schedule V of the Plan, “Special Rules Regarding Participants in the Packaging Coordinators, Inc. Money Purchase Pension Plan,” is hereby amended to read as follows:

“Participants employed by Packaging Coordinators Inc. on June 30, 1998, shall continue to have the option to receive distributions from the Plan in the form of a Qualified Joint and Survivor Annuity under Schedule III with respect to their entire Account Balance held hereunder. In addition, optional payment forms under Schedule III shall also include a 100% Qualified Joint and Survivor Annuity, a 75% Qualified Joint and Survivor Annuity, or in the form of a single life annuity. A single life annuity shall continue to be the normal form of benefit payable to an unmarried Participant.”

24.	Section C of Schedule V of the Plan, “Special Rules Regarding Active Employees of Medical Products and Services (f/k/a Allegiance Corporation), is hereby amended to read as follows:

“A Participant who (1) was employed by Allegiance Corporation prior to January 1, 2001, (2) is fully vested in his Non-Safe Harbor Matching Contributions and Employer Contributions Accounts, and (3) has at least five Years of Service, may elect to withdraw any or all of his Previous Employer Matching Contributions or amounts held in his Allegiance Profit Sharing Account (as such amounts are maintained in the recordkeeping system for the Plan) at any time.”

25.	Section D of Schedule V of the Plan, “Special Rules Regarding Former Participants in the Alaris Medical Systems Retirement Investment Plan,” is hereby amended to read as follows:

“A Participant may withdraw all or part of his interest held in the Alaris Medical Systems Retirement Investment Plan credited prior to December 31, 1997, excluding Pre-Tax Contributions, at any time. In addition to any other rules the Administrative Committee may prescribe, such withdrawals shall be limited to funds credited to such Participants’ Prior Employer Contribution, Previous Employer Match and Alaris Match accounts (as such amounts are maintained in the recordkeeping system for the Plan).”

26.	All other provisions of the Plan shall remain in full force and effect.

CARDINAL HEALTH, INC.
By:	/s/ Kendell F. Sherrer
Its:	V.P., Benefits
Date:	11-27-12